Exhibit 10.7

FARMERS COMMODITIES CORPORATION

SUPPLEMENTAL NONQUALIFIED PENSION PLAN

TABLE OF CONTENTS

1.	Name of Plan	1
2.	Effective Date	1
3.	Definitions	1
4.	Participants	1
5.	Supplemental Retirement Benefit	1
6.	Preretirement Survivor Annuity	2
7.	Participants’ Rights Unsecured	2
8.	Payments to Incompetent Persons	3
9.	Amendments to the Plan	3
10.	Termination of the Plan	3
11.	Expenses	3
12.	Notices	3
13.	Plan Administrator	3
14.	Interpretation and Governing Law	4
15.	Administrative Committee	4

FARMERS COMMODITIES CORPORATION

SUPPLEMENTAL NONQUALIFIED PENSION PLAN

Farmers Commodities Corporation (the “Corporation”) hereby establishes a deferred compensation plan for certain of its employees, under the terms set forth below:

1. Name of Plan. This Plan shall be known as the “Farmers Commodities Corporation Supplemental Nonqualified Pension Plan.” It may be referred to in this document simply as the “Plan.”

2. Effective Date. The Plan shall be effective September 1, 1995.

3. Definitions. The following terms shall have the meanings given them below:

(a) Retirement Plan means the Restated Noncontributory Retirement Plan for Cooperatives, as adopted by the Corporation, and as it may be amended from time to time.

(b) Retirement Plan Benefit means the amount of benefit payable from the Retirement Plan to a Participant in the form of a single life annuity.

(c) The following terms shall have the meaning set forth in the Retirement Plan:

(i) Actuarial Equivalent;

(ii) Beneficiary;

(iii) Early Retirement Date;

(iv) Late Retirement Date;

(v) Normal Retirement Date;

(vi) Disability Retirement Date; and

(vii) Spouse.

4. Participants. The employees listed in Appendix A shall be participants in the Plan. Appendix A may be revised from time to time by the Board of Directors of the Corporation.

5. Supplemental Retirement Benefit. Each Participant shall be eligible to retire and receive a Supplemental Retirement Benefit under this Plan, beginning on one of the following dates:

(a) The Participant’s “Normal Retirement Date;”

(b) The Participant’s “Early Retirement Date;” or

(c) The Participant’s “Late Retirement Date.”

The annual Supplemental Retirement Benefit payable at a Participant’s Normal Retirement Date or Late Retirement Date shall be (a) the Participant’s Accrued Benefit under the Retirement Plan as modified under rules set forth later in this paragraph, less (b) the actual Normal Retirement or Late Retirement Benefit payable to the Participant in a Single Life Annuity under the Retirement Plan. In determining the Supplemental Retirement Benefit payable to a Participant (or to his or her Spouse under this Plan, the calculation of the Participant’s Accrued Benefit under the Retirement Plan shall be modified. It shall be modified by disregarding the limitations imposed by Sections 401 (a)(17) and 415 of the Internal Revenue Code, as they may be amended. These adjustments shall have no impact on the benefit actually paid to the Participant under the Retirement Plan. They shall instead affect only the calculation of a Participant’s Supplemental Retirement Benefit under this Plan.

A Participant’s Supplement Retirement Benefit determined under this Plan shall be payable in the same form as that elected by the Participant with respect to benefits payable under the Retirement Plan, with the form of pension being the Actuarial Equivalent of the Supplemental Retirement Benefit were it paid as a Single Life Annuity. The annual Supplemental Retirement Benefit payable at a Participant’s Early Retirement Date shall, however, be equal to the benefit determined under the preceding provisions of this Section, reduced by the factors, or under the actuarial assumptions, utilized in the Retirement Plan for calculating Early Retirement Benefits.

A Participant whose employment terminates prior to his or her Normal, Early, or Late Retirement Date shall not be entitled to any benefit under this Plan.

6. Preretirement Survivor Annuity. If a Participant should die before Supplemental Retirement Benefit payments commence under this Plan, the Participant’s Spouse, or if the Participant has no Spouse, his or her Beneficiary, shall receive a Preretirement Survivor Annuity under this Plan. The Preretirement Survivor Annuity under this Plan shall be calculated in the same fashion as the “Pre-Retirement Survivors’ Benefit” under the Retirement Plan, with two modifications. The first modifications shall be to substitute the amount of the Participant’s benefit determined under Section 5 of this Plan for the amount of the Participant’s benefit under the Retirement Plan. The second modifications shall be to reduce the resulting survivor annuity by the amount of the Pre-retirement Survivors’ Benefit the Spouse or Beneficiary may receive under the Retirement Plan. A Spouse’s or Beneficiary’s benefit under this Plan shall be paid in the same form and at the same time as the Pre-Retirement Survivors’ Benefit under the Retirement Plan.

7. Participants’ Rights Unsecured. The right of a Participant, or any Spouse or Beneficiary, to receive a distribution under this Plan shall be an unsecured claim against the general assets of the Corporation. Neither the Participant nor his or her beneficiaries shall have any right to enter against any specific assets of the Corporation. The Participants shall have the status of general unsecured creditors to the Corporation. This Plan constitutes a mere promise by the Corporation to make benefit payments in the future. Benefits under this Plan may nto in any way be encumbered or assigned by a Participant or any beneficiary. The Corporation may choose to make contributions from time to time to the Farmers Commodities Corporation

Deferred Compensation Trust (the “Trust”), and assets of that Trust may be used to pay benefits under this Plan. The Trustee of the Trust shall invest the Trust assets, unless the Administrative Committee, in its sole discretion, chooses either to instruct the Trustee as to the investment of Trust assets or to appoint one or more investment managers to do so.

8. Payments to Incompetent Persons. Every person receiving or claiming a benefit under the Plan shall be presumed to be mentally competent and of age until the Administrative Committee receives reliable, written notice that such person is incompetent or a minor. Payments otherwise due a minor shall be paid to any custodial parent of such minor. Payments otherwise due any other incompetent person shall be paid to the guardian, conservator, or other legal representative of such person. In the event that the Administrative Committee is unable to locate a parent, guardian, conservator, or other legal representative or an incompetent person who is otherwise entitled to payment under the Plan, such payment shall be made to the individual determined by the Administrative Committee to have assumed financial responsibility for the care of such person. Before the initial payment is made to an individual designated in this section, the minor or other legally incompetent person shall be notified of the Administrative Committee’s intent to make such payment to that other individual. Any payment of a benefit in accordance with the provisions of this Section shall be a complete discharge of any liability to make such payment.

9. Amendments to the Plan. The Board of Directors of the Corporation (the “Board”) may amend the Plan at any time, without the consent of the Participants or their Beneficiaries, provided, however, that no amendment shall divest any Participant or Beneficiary of his or her Supplemental Retirements Benefits already accrued.

10. Termination of the Plan. The Board may terminate the Plan at any time. No additional benefits shall be credited following termination of the Plan. Upon termination of the Plan, distribution of Participants’ benefits shall be made in the manner and at the time described under the Plan’s normal provisions.

11. Expenses. Costs of administration of the Plan shall be paid by the Corporation.

12. Notices. Any Notice or election required or permitted to be given hereunder shall be in writing, in the form prescribed by the Administrative Committee, and shall be deemed to be filed:

(a) On the date it is personally delivered to the Administrative Committee (or its designee), or

(b) Three business days after it is sent by registered or certified mail, addressed to the Administrative Committee (or its designee) at the Corporation’s address.

13. Plan Administrator. The Administrative Committee shall be the Plan Administrator for the Plan.

14. Interpretation and Governing Law. This Plan is established in the state of Iowa. To the extent federal laws does not apply, any questions arising under the Plan will be determined under the laws of the state of Iowa.

15. Administrative Committee. The Board shall appoint an administrative committee of no more than three members (the “Administrative Committee”) to administrate this Plan. The Administrative Committee shall have the power to interpret the Plan and to determine all questions that arise under it. Such power includes, for example, the administrative discretion necessary to determine whether an individual meets the Plan’s written eligibility requirements, and to interpret any other term contained in this document. All payments of benefits under the Plan shall be made by the Corporation in accordance with the written direction of the Administrative Committee. The decision of the Administrative Committee upon all matters within the scope of its authority shall be final and binding on all parties.

IN WITNESS WHEREOF, the Corporation hereby adopts this Supplemental Nonqualified Pension Plan this 26 day of October, 1995.

FARMERS COMMODITIES CORPORATION

By:	/s/
Title:

ATTEST:

/s/ Robert V. Johnson, V.P.

APPENDIX A

Hal Richard

Doug Jackson

FCSTONE, LLC

SUPPLEMENTAL NONQUALIFIED PENSION PLAN

Instruction of Administrative Committee

Pursuant to Section 4 of the FCStone, LLC Supplemental Nonqualified Pension Plan (formerly the Farmers Commodities Corporation Supplemental Nonqualified Pesnion Plan)(the “Plan”), the Administrative Committee for the Plan has the authority from time to time to revise the list of participants shown on Appendix A to the Plan. In accordance with the authority granted under this Section, Paul G. Anderson is hereby added as a participant in the Plan retroactive to the date of his appointment as CEO of FCStone, LLC (formerly Farmers Commodities Corporation), and the attached revised Appendix A is hereby substituted for the existing Appendix A.

ADMINISTRATIVE COMMITTEE for the
FCSTONE, LLC SUPPLEMENTAL
NONQUALIFIED PENSION PLAN

/s/ Bruce Krehbiel
/s/ Robert V. Johnson
/s/ Paul G. Anderson

APPENDIX A

Hal Richard

Doug Jackson

Paul G. Anderson